Exhibit 99.1

March 24, 2011 –FOR IMMEDIATE RELEASE

Contact:

Darrin Shewchuk

Director, Corporate Communications

darrin.shewchuk@harman.com

203.328.3500

HARMAN Beats Target for $400 Million STEP Change Savings Program

STAMFORD, CT – HARMAN, the global audio and infotainment group (NYSE:HAR), said today that it has already exceeded its goal of $400 million in permanent cost and productivity savings under the Company’s STEP Change program which will formally conclude in June 2011. Launched in mid-2008 as a proactive measure ahead of the broader global economic downturn, the program targets far-reaching improvements in cost and capital efficiency and operational excellence across the Company’s global operations.

“I am very proud of the response from every level of the HARMAN organization in achieving these tremendous results,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “Beyond dramatic improvements in our cost structure and productivity, the STEP Change program has driven a new culture of continuous improvement across the HARMAN team. I am confident that we will see lasting and continued benefits from this milestone strategic initiative.”

The HARMAN STEP Change program is composed of nearly 250 bottom-up initiatives for optimizing the Company’s global footprint, reducing supply chain and logistics costs, and improving overall efficiency. A dedicated project team, supported by real-time tracking systems, has monitored each program step to ensure transparency and to alert owners to the status of key milestones. The program included closure or consolidation of 16 HARMAN facilities and the reduction of 2250 jobs in high-cost countries during the past three years. Complementing these, HARMAN has dramatically expanded its presence in the emerging markets of Brazil, Russia, India and China where the Company is targeting $1.5 billion in revenues by 2015.

“I am confident that STEP Change not only enabled HARMAN to endure the global economic downturn but allowed us to return to profitable growth faster than many peers,” continued Paliwal. “We are on track to creating significant new value with five consecutive quarters of improvement at top and bottom line, highlighted by an 82 percent improvement in year-on-year operating income for our most recent reporting period.”

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 11,800 people across the Americas, Europe and Asia, and reported sales of $3.5 billion for the twelve months ended December 31, 2010. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

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